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                                                                   EXHIBIT 23.13


                                                         PRELIMINARY DRAFT
                                                    FOR DISCUSSION PURPOSES ONLY


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Trendwest Resorts, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-82065) on Form S-8 of Trendwest Resorts, Inc. of our report dated February 1, 2000, relating to the consolidated balance sheets of Trendwest Resorts, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related combined and consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Trendwest Resorts, Inc.


Seattle, Washington
March 28, 2000